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                                                                 Exhibit 23(iii)



                         CONSENT OF MEILICKE & PARTNER



                                                          Bonn, February 2, 1995



     The undersigned is the German tax counsel identified in this Registration Statement on Form S-2 (Registration No. 33-56409) and hereby consents to the references to our firm as experts in German tax matters under the headings "Certain Investment Considerations -- Tax Matters", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Experts", and in Note 5 to the Consolidated Financial Statements, contained in the prospectus constituting a part of such Registration Statement.



Yours truly,



Meilicke & Partner


/s/  DR. W. MEILICKE
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      Dr. W. Meilicke